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CISCO’S FORMER CIO & SVP OF OPERATIONS REBECCA JACOBY JOINS APPTIO BOARD OF DIRECTORS

An Early Advisor and Customer, Jacoby Brings Experience and Vision to Apptio as it Drives

Global Adoption of Technology Business Management

Bellevue, Wash., July 30, 2018 – Apptio, Inc. (NASDAQ: APTI), the business management system of record for hybrid IT, today announced the appointment of Rebecca Jacoby to the company’s Board of Directors, effective July 27, 2018. Jacoby will also serve on the Board’s Audit Committee. Previously, Jacoby served as senior vice president of Operations at Cisco and held the position of CIO for the 12 years prior.

“Today, every company is a technology company fighting for competitive advantage and new revenue streams. Apptio is the key to navigating this transformation amidst the change brought about by digital, cloud and Agile,” said CEO Sunny Gupta. “Rebecca is a strategic leader and technology visionary, as well as an early Apptio customer, deeply respected by CIOs around the world. Her expertise lies in the unique combination of operations and technology with a strong growth mindset - an invaluable addition to our Board.”

Jacoby retired from Cisco in May after more than 22 years of service. As SVP of Operations, she led Cisco’s global operations, driving profitable growth and enabling operational excellence. She also oversaw various functions including IT, supply chain, security and trust, global procurement, and renewals. During her tenure as CIO, Jacoby guided Cisco to adopt an early version of Apptio and influenced the evolution of its SaaS applications. In 2009, Jacoby was appointed as a strategic advisor to the Apptio’s Board and was a founding member of the nonprofit TBM Council. Jacoby also serves on the Board of Directors for S&P Global, a publicly traded financial and analytics company.

“The most progressive and successful IT and finance leaders in the world are automating their investment decision-making process with Apptio’s SaaS applications. Armed with data and analytics, these leaders are establishing a solid foundation of transparency, driving multi-year planning to fund innovation, managing their transformation to the cloud and application modernization, and driving shareholder value,” said Jacoby. “This is why I adopted Apptio at Cisco. Now, as a member of the Board, I’m honored and excited to continue shaping the value of Apptio for companies of all sizes, industries and geographies.”

In addition to Jacoby’s appointment, Ravi Mohan, Managing Director and Co-founder at Shasta Ventures, will be stepping down from his role on the Board of Directors. Ravi has served on the Board since 2010.

“Ravi has been an extraordinary Board Member, partner and advisor for our business over the past eight years,” said Gupta. “His knowledge of technology value and his unparalleled leadership and insight has allowed us to grow Apptio to the organization we are today.”

EXHIBIT 99.1

Tom Bogan, CEO of Adaptive Insights, and Chair of the Board, will be coming off Apptio’s Audit Committee, but will continue to serve the Board and Compensation Committee as he has since he joined in 2007.

For more information on Apptio’s Leadership and Board of Directors, please go to: https://www.apptio.com/about/company/board-members.

About Apptio
Apptio (NASDAQ: APTI) is the business management system of record for hybrid IT. We transform the way IT runs its business and makes decisions. With our cloud-based applications, IT leaders manage, plan and optimize their technology investments across on-premises and cloud. With Apptio, IT leaders become strategic partners to the business by demonstrating the value of IT investments, accelerate innovation and shift their technology investments from running the business to digital innovation. Hundreds of customers choose Apptio as their business system of record for hybrid IT. For more information, please visit www.Apptio.com.